Exhibit 15

November 4, 2003

Pentair, Inc.

5500 Wayzata Boulevard

Suite 800

Golden Valley, Minnesota

We have performed a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Pentair, Inc. and Subsidiaries (the Company) for the periods ended September 27, 2003 and September 28, 2002 as indicated in our report dated November 4, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 27, 2003, is incorporated by reference in Registration Statement No. 33-36256, 33-38534, 33-42268, 33-45012, 333-80159, 333-12561, 333-62475, and 333-75166.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota